Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations Contact: Glen Ceremony Chief Financial Officer Travelzoo Inc. +1 (212) 484-4998 ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2014 Results

NEW YORK, October 16, 2014 - Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $33.5 million, down 10% year-over-year

•	Operating profit of $2.7 million

•	Earnings per share of $0.17, compared to loss per share of $1.24 in the prior-year period

•	Non-GAAP earnings per share of $0.02, compared to $0.19 in the prior-year period

•	Cash flow from operations of $508,000

Travelzoo Inc., a global Internet media company, today announced financial results for the third quarter ended September 30, 2014, with revenue of $33.5 million, a decrease of 10% year-over-year. Net income was $2.5 million, with earnings per share of $0.17. Non-GAAP net income was $286,000, with non-GAAP earnings per share of $0.02. Non-GAAP net income and non-GAAP earnings per share exclude a $2.3 million release of reserve for Travelzoo Inc.'s anticipated settlement agreements in connection with a dispute over unclaimed property audits.

"We continued to invest into our products, and decided to increase our marketing spend by $2.4 million over the previous quarter, which affected earnings per share by $0.12," said Chris Loughlin, chief executive officer. "We remain focused on leveraging our global scale and trusted brand to improve earnings in future periods."

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North America
North America business segment revenue decreased 14% year-over-year to $22.6 million. Operating profit for the third quarter was $238,000, or 1% of revenue, down from $2.5 million, or 10% of revenue, in the prior-year period.

Europe
Europe business segment revenue decreased 1% year-over-year to $10.9 million. In local currency terms, revenue decreased 9% year-over-year. Operating profit for the third quarter was $196,000, or 2% of revenue, down from $1.5 million, or 13% of revenue in the prior-year period.

Subscribers
Travelzoo had a total unduplicated number of subscribers in North America and Europe of 24.2 million as of September 30, 2014, up 4% from September 30, 2013. In North America, total unduplicated number of subscribers was 17.0 million as of September 30, 2014, up 3% from September 30, 2013. In Europe, total unduplicated number of subscribers was 7.3 million as of September 30, 2014, up 9% from September 30, 2013.

Income Taxes
Income tax expense was $158,000, compared to $1.2 million in the prior-year period. The effective income tax rate, as calculated on the basis of non-GAAP income before taxes, was 36%, compared to 29% for the prior-year period.

Asset Management
During the third quarter of 2014, Travelzoo generated $508,000 of cash from operating activities. Accounts receivable increased by $877,000 over the prior-year period to $15.7 million. Accounts payable decreased by $6.2 million over the prior-year period to $21.4 million. Capital expenditures were $1.5 million, consistent with the prior-year period. As of September 30, 2014, cash and cash equivalents were $57.2 million.

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Non-GAAP Information
To give an enhanced view of Travelzoo's operating performance, management has calculated non-GAAP operating expense, non-GAAP operating profit, non-GAAP operating margin, non-GAAP effective tax rate, non-GAAP net income and non-GAAP earnings per share by excluding the release of a reserve related to our unexchanged promotional shares. The company believes these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. The discussion of these non-GAAP metrics are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP metrics are merely a supplement to, and not a replacement for GAAP financial information. As the only difference between GAAP and non-GAAP information is the release of a reserve related to our unexchanged promotional shares, today’s reporting should not be viewed as Travelzoo’s intention to report non-GAAP information in future periods. Refer to the “Reconciliation of GAAP to Non-GAAP Information” section of this press release for important information.

Conference Call
Travelzoo will host a conference call to discuss third quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 27 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

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Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$33,500	$37,256	$110,578	$120,759
Cost of revenues	4,475	4,322	13,626	12,733
Gross profit	29,025	32,934	96,952	108,026
Operating expenses:
Sales and marketing	17,535	18,449	50,683	57,563
General and administrative	11,056	10,510	32,204	30,659
Unexchanged promotional shares	(2,250)	22,000	(5,750)	22,000
Total operating expenses	26,341	50,959	77,137	110,222
Income (loss) from operations	2,684	(18,025)	19,815	(2,196)
Other income	10	224	187	369
Income (loss) before income taxes	2,694	(17,801)	20,002	(1,827)
Income taxes	158	1,235	4,905	6,414
Net income (loss)	$2,536	$(19,036)	$15,097	$(8,241)
Net income (loss) per share:
Basic	$0.17	$(1.24)	$1.02	$(0.54)
Diluted	$0.17	$(1.24)	$1.01	$(0.54)
Weighted average shares:
Basic	14,730	15,362	14,781	15,362
Diluted	14,771	15,362	14,923	15,362

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$57,206	$66,223
Accounts receivable, net	15,695	13,986
Income taxes receivable	3,604	2,656
Deposits	260	396
Prepaid expenses and other current assets	2,005	3,202
Deferred tax assets	760	1,143
Restricted cash	—	200
Funds held for reverse/forward stock split	194	13,668
Total current assets	79,724	101,474
Deposits	1,138	1,168
Deferred tax assets	2,523	2,032
Restricted cash	1,425	1,479
Property and equipment, net	9,553	8,245
Intangible assets, net	227	404
Total assets	$94,590	$114,802
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,437	$31,766
Accrued expenses and other	10,272	10,824
Deferred revenue	1,227	1,578
Income tax payable	1,757	—
Reserve for unexchanged promotional shares	5,542	12,726
Payable to shareholders for reverse/forward stock split	194	13,668
Total current liabilities	40,429	70,562
Long-term tax liabilities	10,817	10,436
Long term deferred rent and other	3,485	2,469
Total liabilities	54,731	83,467
Common stock	163	163
Treasury stock	(21,517)	(15,662)
Additional paid-in capital	11,080	10,247
Accumulated other comprehensive loss	(1,734)	(530)
Retained earnings	51,867	37,117
Total stockholders’ equity	39,859	31,335
Total liabilities and stockholders’ equity	$94,590	$114,802

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$2,536	$(19,036)	$15,097	$(8,241)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	692	709	2,034	2,185
Impairment of software	—	—	249	—
Deferred income taxes	400	241	(108)	641
Stock-based compensation	44	375	834	989
Provision for losses on accounts receivable	6	(94)	(5)	(44)
Net foreign currency effects	118	(74)	49	38
Changes in operating assets and liabilities:
Accounts receivable	423	1,021	(1,988)	(1,106)
Deposits	81	(3)	242	17
Income tax receivable	(1,502)	(1,424)	(951)	2,169
Prepaid expenses and other current assets	(95)	59	454	(975)
Accounts payable	(1,778)	(1,886)	(9,153)	(1,041)
Accrued expenses and other	1,861	(103)	(59)	382
Income tax payable	23	254	1,806	1,292
Reserve for unexchanged promotional shares	(2,457)	22,000	(7,184)	22,000
Other non-current liabilities	156	149	381	359
Net cash provided by operating activities	508	2,188	1,698	18,665
Cash flows from investing activities:
Release of restricted cash	—	2,048	200	1,786
Purchases of property and equipment	(1,490)	(1,487)	(2,914)	(3,596)
Net cash provided by (used in) investing activities	(1,490)	561	(2,714)	(1,810)
Cash flows from financing activities:
Repurchase of common stock	—	—	(5,855)	—
Reverse/forward stock split, including transaction costs	—	—	(479)	—
Net cash used in financing activities	—	—	(6,334)	—
Effect of exchange rate on cash and cash equivalents	(2,314)	1,770	(1,667)	(124)
Net increase (decrease) in cash and cash equivalents	(3,296)	4,519	(9,017)	16,731
Cash and cash equivalents at beginning of period	60,502	73,381	66,223	61,169
Cash and cash equivalents at end of period	$57,206	$77,900	$57,206	$77,900
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$1,073	$1,897	$3,916	$1,917

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended September 30, 2014	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$22,601	$10,899	$—	$33,500
Intersegment revenue	311	14	(325)	—
Total net revenues	22,912	10,913	(325)	33,500
Operating income	$238	$196	$2,250	$2,684
Three months ended September 30, 2013	North America	Europe	Elimination and Other (b)	Consolidated
Revenue from unaffiliated customers	$26,209	$11,047	$—	$37,256
Intersegment revenue	361	110	(471)	—
Total net revenues	26,570	11,157	(471)	37,256
Operating income	$2,506	$1,469	$(22,000)	$(18,025)

Nine months ended September 30, 2014	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$74,129	$36,449	$—	$110,578
Intersegment revenue	1,027	155	(1,182)	—
Total net revenues	75,156	36,604	(1,182)	110,578
Operating income	$8,613	$5,452	$5,750	$19,815
Nine months ended September 30, 2013	North America	Europe	Elimination and Other (b)	Consolidated
Revenue from unaffiliated customers	$86,368	$34,391	$—	$120,759
Intersegment revenue	757	440	(1,197)	—
Total net revenues	87,125	34,831	(1,197)	120,759
Operating income	$13,888	$5,916	$(22,000)	$(2,196)

(a)
Includes a $2.3 million and a $5.8 million release of reserve for the three and nine months ended September 30, 2014, respectively, related to anticipated settlement agreements in connection with a dispute over unclaimed property audits.

(b)	Includes a charge of $22.0 million for the three and nine months ended September 30, 2013 related to settlement agreements in connection with a dispute over unclaimed property audits.

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Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP operating expense	$26,341	$50,959	$77,137	$110,222
Unexchanged promotional shares (a) (b)	(2,250)	22,000	(5,750)	22,000
Non-GAAP operating expense	$28,591	$28,959	$82,887	$88,222

GAAP operating income	$2,684	$(18,025)	$19,815	$(2,196)
Unexchanged promotional shares (a) (b)	(2,250)	22,000	(5,750)	22,000
Non-GAAP operating income	$434	$3,975	$14,065	$19,804

GAAP operating margin	8.0%	(48.4)%	17.9%	(1.8)%
Unexchanged promotional shares (a) (b)	(6.7)%	59.1%	(5.2)%	18.2%
Non-GAAP operating margin	1.3%	10.7%	12.7%	16.4%

GAAP effective tax rate	5.9%	(6.9)%	24.5%	(351.1)%
Unexchanged promotional shares (a) (b)	29.7%	36.4%	9.9%	382.9%
Non-GAAP effective tax rate	35.6%	29.5%	34.4%	31.8%

GAAP net income	$2,536	$(19,036)	$15,097	$(8,241)
Unexchanged promotional shares (a) (b)	(2,250)	22,000	(5,750)	22,000
Non-GAAP earnings	$286	$2,964	$9,347	$13,759

Earnings per share	$0.17	$(1.24)	$1.01	$(0.54)
Unexchanged promotional shares (a) (b)	(0.15)	1.43	(0.39)	1.42
Non-GAAP earnings per share (c)	$0.02	$0.19	$0.62	$0.88

(a)
Includes a $2.3 million and a $5.8 million release of reserve for the three and nine months ended September 30, 2014, respectively, related to anticipated settlement agreements in connection with a dispute over unclaimed property audits.

(b)	Includes a charge of $22.0 million for the three and nine months ended September 30, 2013 related to settlement agreements in connection with a dispute over unclaimed property audits.

(c)
Shares used to calculate non-GAAP earnings per share for the three months ended September 30, 2013 were 15,482,802, which were different than the shares used in GAAP loss per share calculation due to the anti-dilutive effect on the GAAP loss per share. Shares used to calculate non-GAAP earnings per share for the nine months ended September 30, 2013 were 15,550,982, which were different than the shares used in GAAP loss per share calculation due to the anti-dilutive effect on the GAAP loss per share.

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